                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 ____________

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported):  June 30, 1997

                             HOLLYWOOD PARK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



          Delaware                    0-10619               95-3667491
(STATE OR OTHER JURISDICTION        (COMMISSION           (IRS EMPLOYER
      OF INCORPORATION)             FILE NUMBER)        IDENTIFICATION NO.)


1050 South Prairie Avenue, Inglewood, California           90301
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)             (ZIP CODE)



      Registrant's telephone number, including area code:  (310) 419-1500

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

                          MERGER WITH BOOMTOWN, INC.
                          -------------------------

     On June 30, 1997, pursuant to the Agreement and Plan of Merger dated as of April 23, 1996 by and among Hollywood Park, Inc. ("Hollywood Park"), HP Acquisition, Inc., a wholly-owned subsidiary of Hollywood Park, and Boomtown, Inc. ("Boomtown"), HP Acquisition, Inc. was merged with and into Boomtown (the "Merger"). As a result of the Merger, Boomtown became a wholly-owned subsidiary of Hollywood Park and each share of Boomtown common stock, par value $.01 per share, ("Boomtown Common Stock") was converted into the right to receive 0.625 of a share of Hollywood Park common stock, par value $.10 per share, ("Hollywood Park Common Stock"). Approximately 5,363,000 shares of Hollywood Park Common Stock (excluding shares purchased from Edward P. Roski, Jr. as described below) were issued in the Merger, representing approximately 22.5% of the total outstanding shares of Hollywood Park Common Stock, after giving effect to such issuance.

     Pursuant to the Agreement and Plan of Merger, Hollywood Park's Board of Directors was expanded from seven (7) to eleven (11) members and is now comprised of seven (7) directors selected by Hollywood Park (the "Hollywood Park Directors") and four (4) directors selected by Boomtown (the "Boomtown Directors"). Hollywood Park has agreed to cause its Board of Directors to nominate the initial Boomtown Directors (or replacements elected by a majority of the Boomtown Directors) for re-election at the first three annual stockholder meetings following the Effective Date. For a period of three years following the Merger, the Executive Committee of Hollywood Park's Board of Directors will consist of three (3) Hollywood Park Directors and two (2) Boomtown Directors, including R.D. Hubbard, Chief Executive Officer of Hollywood Park, Timothy J. Parrott, Chairman of the Board and Chief Executive Officer of Boomtown, Richard
J. Goeglein, a current member of the Board of Directors of Boomtown and two designees of Hollywood Park. In addition, Hollywood Park will establish a three
(3) person Office of the Chairman comprised of Hollywood Park's and Boomtown's Chief Executive Officers and Hollywood Park's President of Sports and Entertainment.


                   DISPOSITION OF BOOMTOWN LAS VEGAS RESORT
                   ----------------------------------------

     On July 1, 1997, Hollywood Park completed a swap pursuant to the Blue Diamond Swap Agreement entered into on August 12, 1996, by and among Boomtown, Blue Diamond Hotel and Casino, Inc. ("Blue Diamond"), Hollywood Park, Edward P. Roski, Jr. ("Roski"), IVAC, a California general partnership ("IVAC") and Majestic Realty Co., as amended (the "Swap Agreement"). Under the Swap Agreement, immediately following consummation of the Merger, Boomtown and its subsidiaries transferred their interests in the Blue Diamond hotel/casino facilities in Las Vegas (including Boomtown's leasehold interest in the land and certain IVAC Loans (as defined below) which were transferred to
IVAC)(collectively, the "Las Vegas Resort") to Majestic Resorts, LLC, an affiliate of Roski ("Majestic"), in exchange for cash, two unsecured promissory notes aggregating $8.5 million in principal amount by IVAC and assumption by Roski and Majestic of certain liabilities (the "Blue Diamond Swap"). In accordance with the terms of the Swap Agreement, Roski resigned from Boomtown's Board of Directors, effective as of the effective date of the Merger. See "Certain Relationships and Related Transactions--Boomtown Las Vegas Transactions with Edward P. Roski, Jr. and Affiliates."

     On July 1, 1997, concurrently with the Blue Diamond Swap, Hollywood Park and Roski consummated a Stock Purchase Agreement dated August 12, 1996 (the "Stock Purchase Agreement") pursuant to which Hollywood Park repurchased from Roski 446,491 shares of Hollywood Park Common Stock receivable by him in the Merger ("Roski Stock"). The purchase price of approximately $3.5 million was paid for by an unsecured promissory note having an interest rate equal to the prime rate plus one percent (1%) per annum. See "Certain Relationships and Related Transactions--Boomtown Las Vegas Transactions with Edward P. Roski, Jr. and Affiliates."


                              BOOMTOWN'S BUSINESS
                              -------------------

     Boomtown owns and operates land- based, dockside and riverboat gaming operations in diverse markets in Verdi, Nevada (near Reno), Biloxi, Mississippi, and Harvey, Louisiana (near New Orleans). Boomtown's properties offer hotel accommodations (at Boomtown Reno), gaming and other entertainment amenities to primarily middle income, value-oriented customers. Hollywood Park believes its Boomtown properties distinguish themselves from other casinos by their emphasis on the "old west" theme and their casual, friendly atmosphere.

     The following table provides certain information relating to the gaming, hotel room and undeveloped acreage data as of June 30, 1997 at Boomtown's properties:

                              Boomtown     Boomtown      Boomtown
                              --------     --------      --------
                                Reno      New Orleans     Biloxi    Total
                                ----      -----------     ------    -----
Casino Square
Footage......................  40,000        30,000       33,632   103,632
Slot Machines................   1,320           911        1,038     3,269
Table Games..................      44            55           35       134
Hotel Rooms..................     122            --           --       122
Undeveloped
Acreage......................     503            22           --       525

RECENT EVENTS

  Concurrently with the closing of the Merger and the Blue Diamond Swap, Hollywood Park supplied the funds necessary to enable Boomtown to repurchase and retire an aggregate of approximately $102.2 million in principal amount of Boomtown's 11 1/2% First Mortgage Notes due 2003 (the "Boomtown Notes") at a purchase price of $1,085 per $1,000 in principal amount (together with accrued interest thereon) pursuant to an offer to purchase the Boomtown Notes, leaving an aggregate of approximately $1.3 million in principal amount of Boomtown Notes outstanding. Holders who tendered their Boomtown Notes consented to the elimination or modification of certain covenants and other changes to the indenture governing the Boomtown Notes, all to permit the consummation of the Merger and the Blue Diamond Swap and to provide greater operational flexibility to Hollywood Park. In addition, Boomtown has made an offer to redeem the remaining Boomtown Notes at 101% of principal amount (plus accrued interest) pursuant to a change of control offer provision in the indenture governing the Boomtown Notes. It is not known how much in aggregate principal amount of the remaining Boomtown Notes, if any, will be tendered in response to such offer.

BOOMTOWN RENO

  Boomtown Reno has been operating for over 25 years (and has been operated by current Boomtown management since 1987) on 569 acres in Verdi, Nevada (seven miles west of Reno, Nevada and two miles from the California border) on Interstate 80, the major highway connecting Northern California and Reno. Boomtown believes Boomtown Reno has established a loyal customer base primarily drawn from Interstate 80 traffic. Based on statistics compiled by the State of Nevada during Boomtown's 1996 fiscal year, Boomtown estimates that 16% of travelers on Interstate 80 stop to patronize Boomtown Reno. Boomtown Reno caters to middle-income customers and markets itself as a gaming and entertainment property complete with amenities for the entire family.

  Reno Gaming Market. Reno's primary visitor attraction is gaming. The greater Reno area accounts for substantially all casino gaming which occurs in Washoe County, Nevada. Reno continues to promote itself as a major entertainment destination center, and remains the third largest gaming region in the United States behind Las Vegas and Atlantic City. Reno is a popular resort area which attracts tourists from throughout the country by offering gaming as well as numerous other summer and winter recreational activities. Casino gaming has grown steadily in the greater Reno area over the past decade and, in 1995, gaming revenues totaled $748 million. According to statistics compiled by the State of Nevada, casino gaming revenues in Washoe County increased between fiscal 1986 and fiscal 1994 at an average annual compound growth rate of approximately 6% and are expected to grow as a result of the recent development and expansion of several major casino facilities in the Reno area.

  Competition. Boomtown Reno competes directly with casinos in the downtown Reno area for its customers. However, since a substantial percentage of Boomtown Reno customers stop at the property as they are driving to and from other Reno area casinos, Boomtown believes that Boomtown Reno's success is favorably influenced by the success of other Reno casinos. Nevertheless, Boomtown's Reno operations are highly dependent upon the customers coming to and from Reno to gamble, and a decline in the Reno gaming market or loss of gaming customers due to increased competition from other gaming areas could have a material adverse effect on Boomtown's results of operations.

  Future Expansion. Hollywood Park is planning to continue an ongoing expansion project at Boomtown Reno to add approximately 200 additional hotel rooms, 13,000 square feet of additional gaming floor space, an entertainment lounge, 10,000 square feet of meeting space, additional parking and other amenities. Hollywood Park believes that this expansion is necessary in order to alleviate capacity constraints caused by the small number of existing hotel rooms, which have consistently had approximately 100% occupancy throughout the summer and year round on weekends and holidays. Additionally, this expansion is expected to make Boomtown Reno more attractive to small groups and conventions.

  Assuming completion of this expansion project, Boomtown will have used less than 66 of the 569 acres it owns on both sides of Interstate 80.

BOOMTOWN BILOXI

  Boomtown Biloxi, which commenced operations in July 1994, is organized as a Mississippi limited partnership which is majority owned and controlled by Boomtown. The facility is built on a dockside property occupying nine acres on Biloxi's historic Back Bay and consists of a land-based facility which houses all non-gaming amenities and a 33,000-square foot casino constructed on a 400 x 110 foot barge permanently moored to the land-based building. Boomtown's "old west" theme is the first of its kind in the Gulf Coast area, and Boomtown management believes the casual atmosphere and western theme distinguishes Boomtown Biloxi from competing casinos in the Back Bay. The casino offers 1,038 slot machines, 35 table games (including blackjack, craps, roulette, Caribbean stud, tournament let-it ride, pai gow poker, poker, three card poker and royal match) and other non-gaming amenities including a full service buffet/menu service restaurant, a 120-seat deli-style restaurant, a western dance hall/cabaret and a 20,000-square foot family entertainment center. The family entertainment center, complete with a dynamic motion theater, and the western theme distinguish Boomtown Biloxi from other casinos on the Mississippi Gulf Coast as a destination offering entertainment for the entire family.

  Boomtown Biloxi is located one-half mile from Interstate 110, the main highway connecting Interstate 10 and the Gulf of Mexico. Interstate 10 is the main thoroughfare connecting New Orleans, Louisiana and Mobile, Alabama. According to the Mississippi Department of Transportation, over 12 million vehicles travel past the Boomtown Biloxi site on Interstate 110 each year. Auto accessibility to the site is superior when approaching from the north due to its immediate proximity to the Interstate 110 spur from Interstate 10, which provides the bulk of traffic to the Gulf Coast region. Boomtown Biloxi is constructed in the Back Bay and is the first casino visible to auto traffic traveling south on Interstate 110.

  Operating Structure. Boomtown Biloxi is operated by a Mississippi limited partnership (the "Mississippi Partnership"), of which 85% is owned and controlled by Boomtown and 15% is owned by Eric Skrmetta ("Skrmetta"). The Mississippi Partnership leases the Boomtown Biloxi site under a 99 year lease from Skrmetta's father. Both Boomtown and Skrmetta have an option, exercisable over the four-year period commencing July 18, 1997, to exchange Skrmetta's interest in the Mississippi Partnership for, at Skrmetta's option, cash and/or shares of Hollywood Park Common Stock with an aggregate value equal to the value of Skrmetta's 15% interest in the Mississippi Partnership, with such value determined by a formula set forth in the relevant partnership agreements.

  Future Expansion. Hollywood Park is evaluating plans for an expansion of Boomtown Biloxi to add hotel rooms and/or to expand the undeveloped portion of the barge.

BOOMTOWN NEW ORLEANS

  Boomtown New Orleans commenced operations in August 1994 on a 50-acre site in Harvey, Louisiana, approximately ten miles from the French Quarter of New Orleans. Gaming operations are conducted from a 250-foot replica of a paddle-wheel riverboat, offering 911 slot machines and 55 table games (including blackjack ("21"), craps, poker, roulette, pai gow poker, let it ride and caribbean stud) in a 30,000 square foot casino. The land-based facility adjacent to the riverboat dock is composed of a western-themed, 88,000-square foot facility. The first floor of the building opened December 1994 and offers patrons a restaurant, a 20,000 square foot family entertainment center and a western saloon/dancehall.

  Operating Structure. Boomtown New Orleans is currently owned and operated by a Louisiana limited partnership (the "Louisiana Partnership"), of which 92.5% is owned by Boomtown and 7.5% is owned by Skrmetta. On November 18, 1996, Boomtown entered into an agreement with Skrmetta under which it would pay approximately $5.67 million in return for Skrmetta's 7.5% interest in the Louisiana Partnership. Under the terms of the agreement, Boomtown has made a down payment of $500,000 and must pay the remaining $5.17 million on or before August 10, 1997. This second payment will be discounted in the event of any prepayment.

  Future Expansion. Hollywood Park currently plans to expand the Boomtown New Orleans land-based facility to include 5,000 to 8,000 square feet of banquet space, refurbishing the existing gaming area and, possibly, a 150-seat specialty restaurant and other entertainment activities.

POTENTIAL INDIANA DEVELOPMENT

  In December 1995, Boomtown (through a wholly-owned subsidiary), Hilton Gaming (Switzerland County) Corporation ("Hilton Switzerland") and a local minority investor formed a joint venture which currently has a pending application for the only remaining riverboat gaming license expected to be awarded for operations on the Ohio River in Indiana. As amended, the application is for a license in Switzerland County, Indiana which is located approximately 35 miles south of Cincinnati, Ohio. If a license is received, the parties plan to construct a facility which would include a cruising riverboat with 38,000 square feet of casino space and supporting land-based facilities that will incorporate a "western river-town" themed entertainment complex with up to 300 hotel rooms, a 700 seat multi-purpose special events room, several restaurants and significant retail space (the "Indiana Project"). The joint venture further owns options to lease and purchase real property in Switzerland County where Hollywood Park plans to construct land-based facilities. Hollywood Park currently anticipates that the aggregate cost of the facility, if constructed, would be approximately $120 million, of which Hollywood Park's share would be approximately $60 million.

  Pursuant to the terms of the joint venture agreement, Hollywood Park (through Boomtown) and Hilton Switzerland each own 48.5% of the joint venture entity, with the remaining interests held by a non-voting local minority partner. So long as Hilton Switzerland and Hollywood Park hold their original percentages, they will share management control of the project. In the event the parties no longer hold their original percentages, the party with the larger interest will have management control of the project subject to certain minority protections. There can be no assurance that the joint venture entity will receive the necessary license and other governmental approvals and environmental permits to proceed with the Indiana Project.

REGULATION AND LICENSING

Nevada
------

  The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local regulations. Boomtown's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), Washoe County and the Clark County Liquor and Gaming Licensing Board ("CCLGLB"). The Nevada Commission, the Nevada Board, Washoe County and the CCLGLB are collectively referred to as the "Nevada Gaming Authorities".

  The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things; (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues though taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Boomtown's gaming operations.

  Boomtown's subsidiaries which operate Boomtown Reno and Boomtown Las Vegas are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Boomtown is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such , it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, the operating subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Boomtown and its operating subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boomtown or its operating subsidiaries, in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the operating subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Boomtown who are actively and directly involved in gaming activities of the operating subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensee positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

  If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue to have a relationship with Boomtown or its operating subsidiaries, the companies involved would have to server all relationships with such person. In addition, the Nevada Commission may require Boomtown or the operating subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability and questions pertaining to licensing are not subject to judicial review in Nevada.

  Boomtown and its operating subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the operating subsidiaries must be reported to, or approved by, the Nevada Commission.

  If it were determined that the Nevada Act was violated by either of the operating subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the operating subsidiary, Boomtown, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act, at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Boomtown's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of Boomtown's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Boomtown's gaming operations and its results of operations.

  Any beneficial holder of Boomtown's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Boomtown's voting securities determined, if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any persons who acquires more than 5% of Boomtown's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of Boomtown's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor", as defined in the Nevada Act, which requires more than 10%, but not more than 15%, of Boomtown's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the joint securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Board of Directors of Boomtown, any change in Boomtown's corporate charter, bylaws, management, policies or operations or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Boomtown's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

  Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Boomtown is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Boomtown or the operating subsidiaries, Boomtown (i) pays that person any dividend or interest upon voting securities of Boomtown, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value. Additionally, the CCLGLB has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

  The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

  Boomtown is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Boomtown is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Boomtown's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Boomtown.

  Boomtown may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

  Changes in control of Boomtown through merger (including the Merger), consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person where by such person obtains control of Boomtown, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licenses as part of the approval process relating to the transaction.

  The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before Boomtown can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Boomtown's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, as payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

  Any person who is licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of the Nevada Board's investigation of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A licensee is also subject to disciplinary action by the Nevada Commission it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

Mississippi
-----------

  The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation. Regulation is primarily effected through the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission (the "Mississippi Gaming Authorities").

  The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. Effective October 29, 1991, the Mississippi Gaming Commission adopted regulations which are also similar in many respects to the Nevada gaming regulations.

  The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted could have an adverse effect on Boomtown and Boomtown's Biloxi, Mississippi gaming operations.

  The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of November 30, 1996, dockside gaming was permissible in nine of the fourteen eligible counties in the State and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River on in the waters lying south of the counties along the Mississippi Gulf Coast. At least one lawsuit is pending with respect to the expansion of eligible gaming sites in Mississippi Gulf Coast counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

  Boomtown is required periodically to submit detailed financial and operating reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. Boomtown and any subsidiary of Boomtown (or partnership in which the subsidiary is a partner) that operates a casino in Mississippi (a "Mississippi Gaming Subsidiary"), is subject to the licensing and regulatory control of the Mississippi Gaming Authorities. If Boomtown is unable to continue to satisfy the registration requirements of the Mississippi Act, Boomtown and its Mississippi Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Mississippi Gaming Subsidiary must obtain gaming licenses from the Mississippi Gaming Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Gaming Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of the casinos prior to opening.

  Gaming licenses are not transferable, are initially issued for a two-year period and must be renewed periodically thereafter. Boomtown Biloxi's gaming license was renewed in 1996 for a two-year period expiring June 20, 1998. No person may become a shareholder of or receive any percentage of profits from a gaming licensee subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Gaming Commission. Boomtown has obtained such approvals in connection with the licensing of Boomtown Biloxi.

  Certain officers and employees of Boomtown and the officers, directors and certain key employees of Boomtown's Mississippi Gaming Subsidiary must be found suitable or be investigated by the Mississippi Gaming Commission. Boomtown believes that findings of suitability with respect to such persons associated with Boomtown Biloxi have been applied for or obtained in connection with the licensing of Boomtown Biloxi. However, the Mississippi Gaming Commission in its discretion may require additional person to file applications for suitability. Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with Boomtown may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Gaming Commission may deny an application for a license for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a license, the Mississippi Gaming Commission has jurisdiction to disapprove a change in corporate position. The Mississippi Gaming Commission has the power to require any Mississippi Gaming Subsidiary and Boomtown to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

  At any time, the Mississippi Gaming Commission has the power to investigate and require the finding of suitability of any record or beneficial shareholder of Boomtown. Mississippi law requires any person who acquires more than 5% of the common stock of a publicly traded holding company to report the acquisition to the Mississippi Gaming Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of Boomtown's Common Stock, as reported to the Securities and Exchange Commission, must apply for a finding of suitability by the Mississippi Gaming Commission and must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation. The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of Boomtown's Common Stock. However, the Mississippi Gaming Commission has adopted a policy that could permit certain institutional investors to beneficially own up to 10% of a public company's stock without a finding of suitability. If a shareholder who must be found suitable is a corporation, partnership or trust,it must submit detailed business and financial information, including a list of beneficial owners.

  Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of Boomtown beyond such time as the Mississippi Gaming Commission prescribes, may be guilty of a misdemeanor. Boomtown is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a shareholder or to have any other relationship with Boomtown or its Mississippi Gaming Subsidiaries, Boomtown: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of Boomtown; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities of Boomtown; (iii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (iv) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (v) fails to pursue all lawful efforts to require the unsuitable person to divest himself or the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

  Boomtown may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any debt securities. In addition, the Mississippi Gaming Commission under the Mississippi Act may, in its discretion,
(i) require holders of securities of registered corporations to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

  The Gaming Subsidiary must maintain a current stock ledger in its principal office in Mississippi and Boomtown must maintain a current list of stockholders in the principal offices of the Gaming Subsidiary which must reflect the record ownership of each outstanding share of any class of equity security issued by Boomtown. The stockholder list may thereafter be maintained by adding reports regarding the ownership of such securities that it receives from Boomtown's transfer agent. The ledger and stockholder lists must be available for inspection by the Mississippi Gaming Commission at any time. If any securities of Boomtown are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Boomtown must also render maximum assistance in determining the identity of the beneficial owners.

  The Mississippi Act requires that the certificates representing securities of a publicly-traded corporation (as defined in the Mississippi Act) bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has the power to impose additional restrictions on the holders of Boomtown's securities at any time. Boomtown has received a waiver from this legend requirement from the Mississippi Gaming Commission.

  Substantially all loans, leases, sales of securities and similar financing transactions by a Mississippi Gaming Subsidiary must be reported to or approved by the Mississippi Gaming Commission. A Mississippi Gaming

Subsidiary may not make an issuance or a public offering of its securities, but may hypothecate casino facilities, if it obtains the prior approval of the Mississippi Gaming Commission. Boomtown may not make an issuance or public offering of its securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Any representation to the contrary is unlawful.

  Change in control of Boomtown through merger (including the Merger), consolidation, acquisition of assets, management or consulting agreements or any form of takeover, and certain recapitalizations and stock purchases by Boomtown, cannot occur without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

  The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Gaming Commission before Boomtown may make exceptional repurchases of voting securities above the current market price of its Common Stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Gaming Commission if Boomtown adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the shareholders for the purpose of acquiring control of Boomtown.

  Neither Boomtown nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Authorities may require determinations that, among other things, there are means for the Mississippi Gaming Authorities to have access to information concerning the out-of-state gaming operations of Boomtown and its affiliates. The Mississippi Gaming Commission must approve any future gaming operations of Boomtown outside Mississippi. The Mississippi Gaming Commission has approved Boomtown's operations in Nevada and Louisiana but must approve Boomtown's operations in any other jurisdictions.

  If the Mississippi Gaming Commission decides that a Mississippi Gaming Subsidiary violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license of the Gaming Subsidiary. In addition, a Mississippi Gaming Subsidiary, Boomtown and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Gaming Commission could appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Boomtown and the Mississippi Gaming Subsidiary's gaming operations and Boomtown's results of operations.

  License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a Mississippi Gaming Subsidiary's respective operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or
(iii) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less pay outs to customers as winnings) and equals 4 percent of gaming receipts of $50,000 or less per month, 6 percent of gaming receipts over $50,000 and less than $134,000 per month, and 8 percent of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the partners' Mississippi income tax liability for the year paid.

  In October 1994, the Mississippi Gaming Commission adopted two new regulations. Under the first regulation, as condition of licensure or license renewal, casino vessels on the Mississippi Gulf Coast that are not self-propelled must be moored to withstand a Category 4 hurricane with 155 mile per hour winds and 15 foot tidal surge. Boomtown Biloxi believes that it currently meets this requirement. The second regulation requires as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities, the expenditures for which will amount to at least 25% of the casino cost. Such facilities shall include any of the following: a 250 room hotel of at least a two star rating as defined by the current edition of the Mobil Travel Guide, a theme park, golf courses, marinas, tennis complex, entertainment facilities, or any other such facility as approved by the Mississippi Gaming Commission as infrastructure. Parking facilities, roads, sewage and water systems, or facilities normally provided by cities and/or counties are excluded. The Mississippi Gaming Commission may in its discretion reduce the number of rooms required, where it is shown to the Commission's satisfaction that sufficient rooms are available to accommodate the anticipated visitor load. Boomtown believes that Boomtown Biloxi currently meets such requirements and was relicensed by the Mississippi Gaming Commission effective June 20, 1996 for an additional two-year period. In addition, Boomtown Biloxi is planning to construct and operate a hotel to satisfy this requirement; however, there can be no assurance that it will be successful in completing such a hotel or that it would be able to obtain a waiver from such requirement; however, there can be no assurance that it will be successful in completing such a hotel. It is probable that the Mississippi Gaming Commission will require further development on the casino site including hotel rooms and additional parking prior to Boomtown Biloxi being relicensed in June 1998.

  The sale of food or alcoholic beverages at the Boomtown Biloxi property is subject to licensing, control and regulation by the applicable state and local authorities. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the affected casino or casinos. Certain officers and managers of Boomtown and Boomtown Biloxi must be investigated by the Alcoholic Beverage Control Division of the State Tax Commission (the "ABC") in connection with Boomtown Biloxi's liquor permits. Changes in licenses positions must be approved by the ABC.

Louisiana
---------

  The ownership and operation of a riverboat gaming vessel is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the "Louisiana Act"). As of May 1, 1996, gaming activities are regulated by the Louisiana Gaming Control Board (the "Board"). The Board is responsible for issuing the gaming license and enforcing the laws, rules and regulations relative to riverboat gaming activities. The Board is empowered to issue up to 15 licenses to conduct gaming activities on a riverboat of new construction in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one parish.

  The laws and regulations of Louisiana seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through fees; and (vi) ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities.

  The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including but not limited to the following: (i) gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist; (ii) each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions; (iii) agents of the Board are permitted on board at any time during gaming operations; (iv) gaming devices, equipment and supplies may be purchased or leased from permitted suppliers; (v) gaming may only take place in the designated river or waterway; (vi) gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment; (vii) wagers may be received only from a person present on a licensed riverboat; (viii) persons under 21 are not permitted in designated gaming areas; (ix) except for slot machine play, wagers may be made only with tokens, chips, or electronic cards purchased from the licensee aboard a riverboat, (x) licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth; (xi) licensees must have adequate protection and indemnity insurance; (xii) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat and (xiii) gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Board.

  No person may receive any percentage of the profits from the Partnership without first being found suitable. In March 1994, the Partnership, its officers, key personnel, partners and persons holding a 5% or greater interest in the partnership were found suitable by the predecessor to the Board. A gaming license is deemed to be a privilege under Louisiana law and as such may be denied, revoked, suspended, conditioned or limited at any time by the Board. In issuing a license, the Board must find that the applicant is a person of good character, honesty and integrity and the applicant is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith. The Board will not grant any licenses unless it finds that: (i) the applicant is capable of conducting gaming operations, which means that the applicant can demonstrate the capability, either through training, education, business experience, or a combination of the above to operate a gaming casino; (ii) the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and from a source suitable and acceptable to the Board; (iii) the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat in its application for a license;
(v) the applicant designates the docking facilities to be used by the riverboat;
(vi) the applicant shows adequate financial ability to construct and maintain a riverboat; (vii) the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications; and (viii) the applicant is of good moral character.

  The Board may not award a license to any applicant who fails to provide information and documentation to reveal any fact material to qualifications or who supplies information which is untrue or misleading as to a material fact pertaining to the qualification criteria; who has been convicted of or plead NOLO CONTENDERE to an offense punishable by imprisonment of more than one year; who is currently being prosecuted for or regarding whom charges are pending in any jurisdiction of an offense punishable by more than one year imprisonment; if any holder of 5% or more in the profits and losses of the applicant has been convicted of or plead guilty or NOLO CONTENDERE to an offense, which at the time of conviction is punishable as a felony.

  The transfer of a license is prohibited. The sale, assignment, transfer, pledge, or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license is subject to Board approval. A security issued by a holder of a license must generally disclose these restrictions.

  A licensee (the Partnership) must periodically report the following information to the Board, which is not confidential and is to be available for public inspection; the licensee's net gaming proceeds from all authorized games; the amount of net gaming proceeds tax paid; and all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant.

  The Board has adopted rules governing the method for approval of the area of operations, the rules and odds of authorized games and devices permitted, and prescribe grounds and procedures for the revocation, limitation or suspension of licenses and permits.

  On April 19, 1996, the Louisiana legislature adopted legislation requiring statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming, licensed video poker gaming, and licenses land-based gaming in Orleans Parish. The applicable local election took place on November 5, 1996, and the voters in the parish of the Partnership voted to continue licenses riverboat and video poker gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.

EMPLOYEES

  As of December 31, 1996, Boomtown (including persons employed by the Las Vegas Resort) had a total of 4,102 employees, of whom 1,132 were in gaming operations, 120 were in hotel operations, 922 were in food and beverage, 22 were in vehicle services, 73 were in the family entertainment centers and 1,833 were employed in other operations. Boomtown does not directly employ the captains, crew and maintenance personnel who operate and maintain the Boomtown New Orleans riverboat. None of Boomtown's employees are represented by a labor union. Management considers its labor relations to be good.

PROPERTIES

  Boomtown Reno owns 569 acres of land at the Boomtown Reno location. Boomtown also owns all of the facilities located at Boomtown Reno, including the casino, hotel, fun center, truck stop and recreational vehicle park. Current operations are located on approximately 61 acres. Of the remaining acreage, approximately 60 acres are zoned commercial and 444 acres are noncommercial. Boomtown Reno also owns the related water rights. In addition, Boomtown Reno maintains and operates its own sewage treatment facility at the site.

  Boomtown Reno offers its guests a 40,000-square foot casino, including 1,320 slot machines and 44 table games and two keno games. Boomtown Reno also offers a 122-room hotel, a 35,000-square foot family entertainment center featuring a theater, an indoor miniature golf course, a restaurant and a ferris wheel, a 16-acre truck stop with approximately 200 parking spaces, a 203-space full-service recreational vehicle park, a service station, a mini-mart and other related amenities.

  The Boomtown Biloxi dockside property consists of a land-based facility which houses all non-gaming activities and a 33,632-square foot casino constructed on a 400 x 110 foot barge permanently moored to the land-based building.

  The Boomtown Biloxi barge and building shell are owned by National Gaming Mississippi, Inc., a subsidiary of Chartwell Leisure, Inc. ("National Gaming"). Boomtown Biloxi leases the assets from National Gaming under a 25-year lease with a 25-year renewal option. National Gaming receives 16% of the adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") from Boomtown Biloxi, as defined in the related contract. National Gaming also provides marketing services to Boomtown Biloxi.

  In November 1995, Boomtown executed an agreement with National Gaming whereby $2.4 million which had been restricted for construction of a hotel was returned to National Gaming, since the hotel was never built, and National Gaming's share of the EBITDA distributions was thereupon reduced from 20% to 16%. Hollywood Park has reached an agreement in principle to repurchase the Boomtown Biloxi barge currently leased from National Gaming for approximately $5.25 million, payable $1.5 million down and the balance in three annual installments of $1.25 million for three years. National Gaming's participation in Boomtown Biloxi's EBITDA and other related agreements would terminate upon consummation of the barge repurchase. Hollywood Park expects to finalize this agreement in the third quarter of 1997; however, no assurance can be given that a definitive agreement regarding repurchase of the National Gaming barge will ultimately be executed.

  In November 1993, the Louisiana Partnership purchased approximately 50 acres located in Jefferson Parish, 10 miles from downtown New Orleans, Louisiana, for approximately $3 million. This property is used for land-based amenities related to its riverboat casino at Boomtown New Orleans. At this property, Boomtown New Orleans owns all facilities, including the riverboat restaurants, bars, fun center and entertainment facility.

BOOMTOWN EXECUTIVE COMPENSATION

  The following information under the headings "Summary Compensation Table," "Option Grants in Last Fiscal Year," Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values," "Employment Agreements" and "Stock Option Grants" relates to Boomtown prior to the Merger.

Summary Compensation Table
--------------------------

  The following table sets forth all compensation received for services rendered to Boomtown in all capacities during the fiscal years ended September 30, 1994, 1995 and 1996 by (i) Boomtown's Chief Executive officer, (ii) each of the four other most highly compensated executive officers of Boomtown, serving as executive officers of Boomtown at the end of the last fiscal year, whose salary plus bonus exceeded $100,000 during the last fiscal year and (iii) Richard N. Scott, who would have qualified as an executive officer of Boomtown pursuant to item (ii) but for the fact that he was not serving as an executive officer of Boomtown as of the end of the last fiscal year (the "Named Officers"). All share references are to Boomtown Common Stock prior to the Merger.

                                                                         Annual                         Long-Term
                                                                       Compensation                 Compensation Awards
                                                                     ------------------        ------------------------------
                                                                                               Securities
                                                                                               Underlying          All Other
                                                                     Salary       Bonus          Options         Compensation
Name and Principal Position                                Year        ($)         ($)            SAR's               ($)
---------------------------                                ----      ------       ------       ----------        ------------
CURRENT EXECUTIVE OFFICERS
Timothy J. Parrott......................................   1996      375,000        0             112,500              0
    Chairman of the Board and Chief Executive Officer      1995      357,019        0                   0              0
                                                           1994      314,146        0                   0              0
Robert F. List..........................................   1996      214,999        0             100,000              0
    Executive Vice President and Corporate Counsel         1995      215,600        0                   0              0
                                                           1994      194,282        0                   0              0
Phil E. Bryan...........................................   1996      137,307        0             150,000              0
    President and Chief Operating Officer                  1995           --       --                  --             --
                                                           1994           --       --                                  0
James  W. Middagh.......................................   1996      135,695        0              45,000              0
    Senior Vice President of Operations                    1995      131,635        0                   0            667 (1)
                                                           1994      117,768        0                   0              0
Donald E. Dixon.........................................   1996      128,000        0              18,750              0
    Vice President Human Resources                         1995      115,269        0                   0              0
                                                           1994       94,198        0                   0              0
FORMER EXECUTIVE OFFICER
Richard N. Scott (2)....................................   1996      273,492        0              84,500              0
    President and Chief Operating Officer                  1995      254,366        0                   0          4,362 (1)
                                                           1994      230,752        0                   0              0
------------------

(1)            Represents life insurance premiums.

(2) Mr. Scott resigned as President and Chief Operating Officer effective April 30, 1996.

Option Grants in Last Fiscal Year
---------------------------------

  The following table sets forth, as to the Named Officers, certain information relating to stock options granted during the fiscal year ended September 30, 1996. All share references are to Boomtown Common Stock prior to the Merger.

                                                                       Individual Grants
                                    ----------------------------------------------------------------------------------------
                                                        # of Total
                                     Number of            Options                                       Potential Realizable
                                     Securities         Granted to                                       Value of Assumed
                                     Underlying        Employees in     Exercise or                    Annual Rates of Stock
                                      Options             Fiscal        Base Price      Expiration    Price Appreciation for
            Name                    Granted (#)          Year (1)          ($/Sh)          Date            Option Term(2)
            ----                    -----------        ------------     -----------     ----------    ----------------------
                                                                                                       5% ($)        10% ($)
                                                                                                      -------        -------
CURRENT EXECUTIVE OFFICERS

Timothy J. Parrott                   150,000(3)            9.9%            6.25          02/25/03     381,657        889,422
                                     112,500               7.4%            6.25(4)       10/08/05     442,192      1,120,600
Robert F. List                        80,000(3)            5.3%            6.25          03/25/03     203,550        474,359
                                     100,000               6.6%            6.25(4)       10/08/05     393,059        996,089
Phil E. Bryan                        150,000               9.9%            5.875         04/23/06     554,213      1,404,486
James W. Middagh                      60,000(3)            4.0%            6.25          02/25/03     152,663        355,769
                                      45,000               3.0%            6.25(4)       10/08/05     176,877        448,240
Donald E. Dixon                        3,500(3)            0.2%            6.25          10/26/02       8,905         20,753
                                      25,000(3)            1.7%            6.25          03/25/03      63,609        148,237
                                      18,750               1.2%            6.25(4)       10/08/05      73,699        186,767

FORMER EXECUTIVE OFFICER
Richard N. Scott                     112,500(3)            7.4%            6.25          02/25/03     286,242        667,067
                                      84,500               5.6%            6.35(4)       10/08/05     332,135        841,695
---------------------

(1) The total number of shares subject to options granted to employees in fiscal 1996 was 1,514,000. In October 1996, all employees, excluding executive officers and outside directors, who were granted options at an exercise price in excess of $9.00 per share were offered the opportunity to surrender those grants in exchange for an equal number of options having a per share exercise price of $9.00, the closing price of Boomtown Common Stock on October 6, 1995 (the "October Repricing"). In exchange, such repriced options, to the extent vested, were not exercisable until April 10, 1996. In April 1996, all employees, including executive officers but excluding outside directors, who were granted options at an exercise price in excess of $6.25 per share were offered the opportunity to surrender those grants in exchange for an equal number of options having a per share exercise price of $6.25, which is equal to the product of (A) the $10.00 per share closing price of Hollywood Park Common Stock on April 22, 1996, the date immediately preceding the date of the Agreement and Plan of Merger, and (B) 0.625, which is the number of shares of Hollywood Park Common Stock into which each issued and outstanding share of Boomtown Common Stock converted upon the effective time of the Merger (the "April Repricing"). The 1,514,000 option shares granted to employees in fiscal 1996 referenced above does not include the double counting of 579,000 option shares resulting from (i) options granted pursuant to the October Repricing and repriced pursuant to the April Repricing and (ii) options initially granted in fiscal 1996 and repriced pursuant to the April Repricing.

(2) The above method of calculation and assumed annual rates of appreciation have been determined solely in accordance with calculations specified in the rules and regulations of the SEC and do not represent Boomtown's estimate or projection of future stock price or

               Boomtown's estimate of the true value of the options. In accordance with the SEC rules, potential realizable value assumes that the stock price increases from the date of grant until the end of the option term at the annual rate specified (5% and 10%). As a result of the April Repricing, pursuant to which the expiration dates of original options did not change, options regranted to the Named Officers pursuant to the April Repricing have terms ranging from six years and five months to nine years and five months. The potential realizable values indicated for such options are rounded up to the nearest full year. Potential realizable value is net of the option exercise price. For an analysis of the value of outstanding options of Boomtown as of September 30, 1996, based upon the $4.125 closing price of Boomtown Common Stock as of such date, see the table entitled "Aggregate Option Exercises in Last Fiscal Year and Year End Option Values."

(3) Represents option originally granted prior to fiscal 1996 and surrendered for repricing pursuant to the April Repricing and, therefore, treated as being granted in fiscal 1996.

(4) Represents option originally granted in October 1995 at a per share exercise price of $9.00 and surrendered for repricing pursuant to the April Repricing.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
--------------------------------------------------------------------------------

  The following table sets forth information concerning the value of unexercised options as of September 30, 1996 held by the Named Officers. No options were exercised by the Named Officers during the fiscal year ended September 30, 1996. All share references are to Boomtown Common Stock prior to the Merger.

                                         Number of Securities
                                        Underlying Unexercised              Value of Unexercised
                                          Options at Fiscal                 In-the-Money Options
                                               Year End                   At Fiscal Year End ($)(1)
                                     -----------------------------      -----------------------------
            Name                     Exercisable     Unexercisable      Exercisable     Unexercisable
            ----                     -----------     -------------      -----------     -------------

CURRENT EXECUTIVE OFFICERS
Timothy J. Parrott                      236,244           225,000          689,283              --
Robert F. List                           23,900           160,000               --              --
Phil E. Bryan                                --           150,000               --              --
James W. Middagh                         52,518            90,000          130,120              --
Donald E. Dixon                           8,875            38,375               --              --

FORMER EXECUTIVE OFFICERS
Richard N. Scott                        141,355           168,875          392,704              --

_______________________

(1) Market value of underlying securities based on the $4.125 closing price of Boomtown Common Stock on September 30, 1996, minus the exercise price.

Employment Agreements
---------------------

  On the following dates, Boomtown entered into Employment Agreements (the "Employment Agreements") with the following executive officers (the "Officers"), pursuant to which the Officers will be employed for the terms and paid the initial base salaries set forth below opposite their names.

                          Date of       Term of        Initial
Officer                  Agreement     Agreement     Base Salary
-------                  ---------     ---------     -----------
Jerald R. Day             10/08/95      1 year        $120,000
Donald E. Dixon           10/08/95      1 year        $120,000
Robert F. List            10/08/95      3 years       $120,000
James W. Middagh          10/08/95      2 years       $135,000
Timothy J. Parrott        10/08/95      3 years       $375,000
Richard N. Scott          10/08/95      3 years       $265,000
Mary Shick                11/08/95      1 year        $145,000
Phil E. Bryan             04/30/96      3 years       $300,000

  In addition to the above terms, each Employment Agreement provides that in the event of a change of control of Boomtown, all options granted to the Officer prior to such change of control shall become fully vested and exercisable. The Merger constituted such a change of control. Notwithstanding the above, Mr. Bryan's Employment Agreement excludes the Merger from the definition of a change of control. In addition, each Employment Agreement provides that in the event of termination of employment without cause, the Officer shall receive a severance payment consisting of, among other things, base salary for the number of years set forth in the above table under "Term of Agreement," subject to mitigation in the event the Officer obtains alternative employment during the applicable severance payment period, as well as accelerated vesting of the Officer's stock options. In addition, the Employment Agreements provide for the Officers to receive such fringe benefits and perquisites as may be granted or established by Boomtown from time to time, including an automobile allowance.

Stock Option Grants
-------------------

  In October 1995, the Compensation Committee of the Board of Directors of Boomtown authorized the grant to the following Officers of nonstatutory stock options under Boomtown's 1990 Stock Option Plan for the number of shares of Boomtown Common Stock and at the exercise prices set forth below opposite their Names. All share references are to Boomtown Common Stock prior to the Merger.

                                    Number of   Exercise Price
Officer                              Shares       Per Share
-------                             ---------   --------------
Jerald R. Day                         18,750        $6.25
Donald E. Dixon                       18,750        $6.25
Robert F. List                       100,000        $6.25
James W. Middagh                      45,000        $6.25
Timothy J. Parrott                   112,500        $6.25
Richard N. Scott                      84,500        $6.25
Mary Shick                            50,000        $6.25

  The foregoing options were originally granted at a per share exercise price of $9.00, which was equal to the closing sale price of Boomtown Common Stock on the market trading day immediately preceding the date of grant, except that Ms. Shick's option was originally granted at a per share exercise price of $7.50, which was equal to the closing sales price of Boomtown Common Stock on the market trading day immediately preceding her hire date. All of such options were surrendered for repricing pursuant to the April Repricing. With the exception of the options granted to Ms. Shick, all of the shares subject to such options shall not become exercisable until October 8, 2003; provided, however, that (i) one-third of the shares subject to the above described options shall become exercisable in the event the closing price of Boomtown Common Stock remains at or above $18.00 for at least five consecutive market trading days,
(ii) one-third of the shares subject to the above described options shall become exercisable in the event the closing price of Boomtown Common Stock remains at or above $22.50 for at least five consecutive market trading days, and (iii) the remaining one-third of the shares subject to the above described options shall become exercisable in the event the closing price of Boomtown Common Stock remains at or above $27.00 for at least five consecutive market trading days. With respect to the options granted to Ms. Shick, one-fourth of the shares subject to such options shall become exercisable on November 8, 1996, and each one year anniversary thereafter.

  In April 1996, Phil E. Bryan was granted an option to purchase 150,000 shares at a per share exercise price of $5.875, which was equal to the closing sales price of Boomtown Common Stock on the market trading day immediately preceding the date of grant. One-fourth of the shares subject to such option shall become exercisable on April 23, 1997 and each one year anniversary thereafter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--BOOMTOWN

Acquisition of Boomtown Casino
------------------------------

  In May 1988, Boomtown acquired all of the outstanding stock of Boomtown Casino for $16.7 million in cash (the "1988 Acquisition"). In order to finance the 1988 Acquisition, including the retirement of existing debt, Boomtown sold equity securities to Kenneth Rainin and Timothy J. Parrott, and Boomtown Casino entered into various loan documents with Merrill Lynch Interfunding Inc. Pursuant to a stock purchase agreement, Mr. Rainin purchased 2,000 shares of Preferred Stock and 3,042,000 shares of Boomtown Common Stock for an aggregate purchase price of approximately $4 million in cash, and Mr. Parrott purchased 270,738 shares of Boomtown Common Stock for an aggregate purchase price of $222,000, of which $1,000 was paid in cash and $221,000 by a promissory note (the "Promissory Note") secured by a pledge to Boomtown of all of the shares owned by Mr. Parrott. In November 1994, the Promissory Note was amended to provide that (i) interest on the Promissory Note, which accrues at a rate of 6.0% per annum, compounded annually, is payable in arrears on the last day of December, commencing December 31, 1995, (ii) principal is payable in four annual installments beginning December 31, 1995, and (iii) the shares owned by Mr. Parrott would be released from the pledge and would no longer secure the amounts outstanding under the promissory Note.

Boomtown Las Vegas Transactions with Edward P. Roski, Jr. and Affiliates
------------------------------------------------------------------------

  Prior to the opening of the Las Vegas Resort, Boomtown owned a 50% interest in Blue Diamond, the operating company leasing the hotel/casino facility and the land in Las Vegas, and was primarily responsible for the development and management of the Las Vegas Resort. In June 1994, Boomtown exercised its right to acquire the remaining 50% of Blue Diamond from Roski in exchange for 714,286 shares of Boomtown Common Stock. Roski was a member of the Board of Directors of Boomtown and an affiliate of IVAC, a California general partnership ("IVAC"), which owns the land and building leased by Boomtown for the Las Vegas Resort. Boomtown loaned IVAC $27.3 million (the "IVAC Loans") which was used to help construct the Las Vegas Resort. The IVAC Loans were secured by separate deeds of trust on the Las Vegas Resort, which deeds of trust are subordinate to separate deeds of trust securing Blue Diamond's and Boomtown's obligations in connection with an indenture relating to a debt offering. Boomtown received interest income of $2.7 million annually from IVAC as a result of these loans. In turn, Blue Diamond paid rent to IVAC in the amount of $5.4 million annually to lease the facility.

  Blue Diamond further had the right to purchase the Las Vegas Resort from IVAC in accordance with terms of an option which expired in November 1996. On July 1, 1997, Hollywood Park divested all interests in the Las Vegas Resort by completing a swap pursuant to the Swap Agreement. See "Disposition of Boomtown Las Vegas Resort."

  In accordance with the terms of the Swap Agreement, Roski resigned from Boomtown's Board of Directors, effective as of the date of the Merger.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

 (a) Financial Statements of Business Acquired.

 See Exhibit 99.1.

 (b) Pro Forma Financial Information.

 See Exhibit 99.2.

 (c) Exhibits.

  2 Agreement and Plan of Merger dated as of April 23, 1996 by and among Hollywood Park, Inc., HP Acquisition, Inc. and Boomtown, Inc.*


 23.1  Consent of Ernst & Young LLP

 99.1 Financial Statements of business acquired as required by Item 7(a)(1) of the Current Report on Form 8-K.

    A. Consolidated Financial Statements of Boomtown, Inc. as of September 30, 1995 and 1996 and for the years ended September 30, 1994, 1995 and 1996 with report of Independent Auditors.

    B. Unaudited Consolidated Financial Statements of Boomtown, Inc. as of March 31, 1997 and for the six month periods ended March 31, 1996 and 1997.

 99.2 Pro Forma financial information required by Item 7(b)(1) of the Current Report on Form 8-K.

    A. Hollywood Park, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1997.

    B. Hollywood Park, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 and for the three month period ended March 31, 1997.

_________________
* Incorporated by reference to Hollywood Park's Current Report on Form 8-K dated April 23, 1996.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HOLLYWOOD PARK, INC.



Date:  July 14, 1997                   By:      /s/ G. Michael Finnigan
                                           ---------------------------------
                                           G. Michael Finnigan
                                           President, Sports and Entertainment,
                                           Executive Vice President, Treasurer
                                           and Chief Financial Officer

                                 Exhibit Index
                                 -------------



No.    Document
---    --------

2 Agreement and Plan of Merger dated as of April 23, 1996 by and among Hollywood Park, Inc., HP Acquisition, Inc. and Boomtown, Inc.*

23.1   Consent of Ernst & Young LLP

99.1 Financial Statements of business acquired as required by Item 7(a)(1) of the Current Report on Form 8-K.

       A. Consolidated Financial Statements of Boomtown, Inc. as of September 30, 1995 and 1996 and for the years ended September 30, 1994, 1995 and 1996 with report of Independent Auditors.

       B. Unaudited Consolidated Financial Statements of Boomtown, Inc. as of March 31, 1997 and for the six month periods ended March 31, 1996 and 1997.

99.2 Pro Forma financial information required by Item 7(b)(1) of the Current Report on Form 8-K.

       A. Hollywood Park, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1997.

       B. Hollywood Park, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 and for the three month period ended March 31, 1997.



__________________
* Incorporated by reference to Hollywood Park's Current Report on Form 8-K dated April 23, 1996.